July 15, 2004

FOR:
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Stephen Anderson (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC ANNOUNCES SECOND QUARTER RESULTS

ST. PAUL, July 15, 2004 – MEDTOX Scientific, Inc. (AMEX-TOX) announced today results for the second quarter ended June 30, 2004.

o	Revenues increased $1.9 million to $15.1 million, or 14.5%

o	Consolidated gross margin increased to 43.9% from 38.5%

o	Gross profit increased $1.5 million to $6.6 million, or 30.6%

o	Operating income increased to $1.5 million from $186,000, or 728%

o	Diluted Earnings Per Share (EPS) increased to $0.14 cents from a loss of ($0.05)

For the three-month period, revenues increased to $15,064,000, compared to $13,157,000 from the prior-year period. The Company recorded net income of $728,000, or $0.14 per diluted share compared to a net loss of ($250,000), or ($0.05) per diluted share, for the comparable period last year.

For the six month period ended June 30, 2004, revenues increased to $28,647,000 compared to $25,628,000, or 11.8%, from the prior-year period. Operating income increased to $2,606,000 compared to $252,000 for the comparable period last year. Net income increased to $1,142,000, or $0.22 per diluted share, compared to a net loss of ($453,000), or ($0.09) per diluted share, for the comparable period last year.

The Company’s second quarter results reflect initiatives taken in 2003 that have continued into 2004. The Company previously indicated that the impact of initial LEAN projects, staff reductions and expense control measures would be more fully realized in 2004. It stated in its year-end release, “Margin improvement and a lower operating expense rate should have a positive impact in 2004. With the prospects of the strengthening economy creating an opportunity for job growth, coupled with continuing new sales growth, the Company is optimistic with respect to 2004 results.” Margins continue to improve. A $1.9 million increase in revenue produced a $1.4 million increase in operating income and a $1.0 million improvement in net income for the second quarter of 2004 over the same quarter in 2003. Total operating expenses as a percentage of sales decreased to 33.7% for the quarter, compared to 37.1% for the comparable quarter in 2003. Sales growth and prospects remain strong heading into the second half of the year.

MEDTOX Scientific, Inc.
July 15, 2004

MEDTOX will hold a teleconference to discuss second quarter 2004 results today at 9:30 a.m. Central Time (10:30 a.m. Eastern). The Company will discuss these results and other corporate matters. During the conference call the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed. Dialing 800-387-5648 a few minutes prior to the scheduled start time on July 15 will access a listen-only broadcast of the teleconference. International callers may access the call by dialing 706-634-5527. Callers should ask for the MEDTOX quarterly conference call, hosted by Dick Braun, president and CEO of MEDTOX. A simultaneous webcast of the conference call will be available on the MEDTOX website in the “investors” section under “webcasts” at www.medtox.com. An audio replay of the conference call will be available through July 22 at 800-642-1687 conference ID # 8216336. International callers may access the replay at 706-645-9291 with the same conference ID # 8216336.

MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory and on-site/point-of-collection (POC) devices. The Company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs of abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. For more information see www.medtox.com.

Note: Forward looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company’s 2003 Annual Report on Form 10-K and incorporated herein by reference.

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MEDTOX Scientific, Inc. July 15, 2004 Page 3

MEDTOX SCIENTIFIC, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except share and per share data) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
REVENUES:
Laboratory services	$11,497	$10,085	$21,715	$19,619
Product sales	3,567	3,072	6,932	6,009

	15,064	13,157	28,647	25,628
COST OF REVENUES:
Cost of services	7,053	6,735	13,583	13,202
Cost of sales	1,398	1,357	2,710	2,621

	8,451	8,092	16,293	15,823

GROSS PROFIT	6,613	5,065	12,354	9,805

OPERATING EXPENSES:
Selling, general and administrative	4,646	4,460	8,913	8,721
Research and development	426	419	835	832

	5,072	4,879	9,748	9,553

INCOME FROM OPERATIONS	1,541	186	2,606	252

OTHER INCOME (EXPENSE):
Interest expense	(260)	(296)	(526)	(595)
Other expense, net	(106)	(140)	(238)	(234)

	(366)	(436)	(764)	(829)

INCOME (LOSS) BEFORE INCOME TAX
(EXPENSE) BENEFIT	1,175	(250)	1,842	(577)

INCOME TAX (EXPENSE) BENEFIT	(447)	--	(700)	124

NET INCOME (LOSS)	$728	$(250)	$1,142	$(453)

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.15	$(0.05)	$0.23	$(0.09)

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.14	$(0.05)	$0.22	$(0.09)

WEIGHTED AVERAGE NUMBER OF SHARES
OUTSTANDING:
Basic	4,967,752	4,926,708	4,972,464	4,920,317
Diluted	5,216,937	4,926,708	5,184,551	4,920,317

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MEDTOX Scientific, Inc. July 15, 2004 Page 4

MEDTOX SCIENTIFIC, INC. CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited)

	June 30, 2004	December 31, 2003
ASSETS
Cash and cash equivalents	$336	$711
Accounts receivable	9,298	8,367
Inventories	3,641	3,564
Other current assets	2,274	2,664

Total current assets	15,549	15,306

Building, equipment and improvements, net	16,418	15,092

Other assets	25,333	26,120

Total assets	$57,300	$56,518

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$14,442	$13,809

Long-term obligations	6,541	7,639

Stockholders' equity	36,317	35,070

Total liabilities and stockholders' equity	$57,300	$56,518